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                                                                   Exhibit 10.17



                        KEY EMPLOYEE RETENTION AGREEMENT


         This Key Employee Retention Agreement (the "Agreement") is made and entered into effective as of November 7, 1997, by and between Employee~ (the "Employee") and AccelGraphics, Inc., a Delaware corporation (the "Company").


                                    RECITALS


         A. It is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company's Board of Directors (the "Board"). The Board recognizes that such consideration can be a distraction to the Employee, an executive officer of the Company, and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

         B. The Board recognizes that there is increasing competitive pressure in the Silicon Valley to hire and retain key personnel in senior management positions. As a result, the Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment with the Company, which for purposes of this Agreement as it relates to Employee's employment shall include a majority-owned subsidiary of the Company.

         C. The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of the Employee's employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient income and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

         D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

         E.      Certain capitalized terms used in the Agreement are defined in
Section 4 below.

         In consideration of the mutual covenants contained in this Agreement, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:



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                 1.       At-Will Employment.  The Company and the Employee
acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments or benefits, other than as provided by this Agreement, or as may otherwise be available in accordance with the terms of the Company's established employee plans and written policies at the time of termination. The terms of this Agreement shall terminate upon the earlier of (i) the date on which Employee ceases to be employed as an executive officer of the Company, other than as a result of an involuntary termination by the Company without Cause (ii) the date that all obligations of the parties hereunder have been satisfied, or (iii) eighteen
(18) months after a Change of Control. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

                 2.       Stock Options and Restricted Stock.

                          (a)     Hostile Takeover.  Subject to Sections 5 and
6 below, in the event of a Hostile Takeover and regardless of whether the Employee's employment with the Company is terminated in connection with the Hostile Takeover, on the effective date of the transaction, each stock option granted for the Company's securities held by the Employee (the "Option") shall become fully vested and immediately exercisable and shall be exercisable to the extent so vested in accordance with the provisions of the Option Agreement and Plan pursuant to which such Option was granted and all repurchase rights of the Company with respect to Restricted Stock purchased by the Employee pursuant to the terms of a Stock Purchase Agreement ("Repurchase Rights") shall immediately terminate.

                          (b)     Change of Control.  Subject to Sections 5 and
6 below, in the event of a Change of Control and regardless of whether the Employee's employment with the Company is terminated in connection with the Change of Control, on the effective date of the transaction, each Option held by the Employee shall become vested as to fifty percent (50%) of the Option shares that have not otherwise vested as of such date and all Repurchase Rights shall terminate as to fifty percent (50%) of the Restricted Stock held by the Employee. The Option shares that remain unvested and the Repurchase Rights that remain in effect as of the effective date of the transaction shall thereafter vest or terminate at the same rate (that is, the same number of shares shall vest or terminate during each vesting period) that was in effect prior to the Change of Control, and shall accordingly vest or terminate over a period that is one-half of the total vesting period that would otherwise be then remaining under the terms of the Option Agreement pursuant to which each such Option was granted or Stock Purchase Agreement pursuant to which such Restricted Stock was purchased.

                 3.       Change of Control.

                          (a)     Termination Following A Change of Control.
Subject to Section 4 below, if the Employee's employment with the Company is terminated at any time within



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eighteen (18) months after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

                                  (i)     Voluntary Resignation. If the Employee
voluntarily resigns from the Company (other than as an Involuntary Termination (as defined below) or if the Company terminates the Employee's employment for Cause (as defined below), then the Employee shall not be entitled to receive severance payments. The Employee's benefits will be terminated under the Company's then-existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

                                  (ii)    Involuntary Termination. If the
Employee's employment is terminated as a result of an Involuntary Termination other than for Cause, the Employee shall be entitled to receive the following benefits: (i) severance payments during the period from the date of the Employee's termination until the date 6 months after the effective date of the termination (the "Severance Period") equal to the base salary which the Employee was receiving at the time of such termination ("Base Salary"), which payments shall be paid during the Severance Period in accordance with the Company's standard payroll practices; (ii) monthly severance payments during the Severance Period equal to 1/12th of the Employee's "target bonus," which bonus, for purposes of this Agreement, shall equal twenty (20%) of the Base Salary and, which payments shall be paid during the Severance Period in accordance with the Company's standard payroll practices; (iii) continuation of all health and life insurance benefits through the end of the Severance Period substantially identical to those to which the Employee was entitled immediately prior to the termination, or to those being offered to executive officers of the Company, or a successor corporation, if the Company's benefit programs are changed during the Severance Period; (iv) full and immediate vesting of each unvested Option held by the Employee and termination of each Repurchase Right held by the Company on the date of termination so that each such Option shall be exercisable in full and each Repurchase Right shall terminate in full on the termination date; and (v) outplacement services with a total value not to exceed $15,000. The Severance Period shall be extended for up to an additional six (6) months if the Employee has not, during such 6 month period, obtained Comparable Employment (as defined below). The extended Severance Period shall thereafter terminate on the date of commencement of the Comparable Employment.

                                  (iii)   Involuntary Termination for Cause. If
the Employee's employment is terminated for Cause, then the Employee shall not be entitled to receive severance payments. The Employee's benefits will be terminated under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and as otherwise determined by the Board of Directors of the Company.

                          (b)     Termination Apart from A Change of Control.
In the event the Employee's employment terminates for any reason, either prior to the occurrence of a Change of Control or after the eighteen (18) month period following the effective date of a Change of Control, then the Employee shall not be entitled to receive any severance payments under this Agreement. The Employee's benefits will be terminated under the terms of the Company's then

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existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

                 4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

                          (a)     Change of Control.  "Change of Control" shall
mean the occurrence of any of the following events:

                                  (i)     Ownership. Any "Person" (as such term
is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company's then outstanding voting securities without the approval of the Board of Directors of the Company;

                                  (ii)    Merger/Sale of Assets. A merger or
consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                                  (iii)   Change in Board Composition. A change
in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of November 7, 1997 or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

                          (b)     Cause.  "Cause" shall mean (i) gross
negligence or willful misconduct in the performance of the Employee's duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law;
(iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

                          (c)     Comparable Employment.  "Comparable
Employment" shall mean employment or consulting that provides compensation, benefits and duties that are generally



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comparable to those pertaining to the Employee's position with the Company at the time of termination of Employee's employment.

                          (d)     Hostile Takeover.  "Hostile Takeover" shall
mean a transaction or series of transactions that results in any Person becoming the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding voting securities without the approval of the Board of Directors of the Company.

                          (e)     Involuntary Termination.  "Involuntary
Termination" shall include any termination by the Company other than for Cause and the Employee's voluntary termination, upon 30 days prior written notice to the Company, following (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with the Employee's position with the Company and the Employee's prior duties, responsibilities and requirements, taking into account the differences in job title and duties that are normally occasioned by reason of an acquisition of one company by another and that do not actually result in a material change in duties, responsibilities and requirements inconsistent with an employee's prior position with the acquired company; (ii) any reduction of the Employee's base compensation (other than in connection with a general decrease in base salaries for most similarly situated employees of the successor corporation); or (iii) the Employee's refusal to relocate to a location more than 50 miles from the Company's current location.

                 5.       Limitation on Payments.

                          (a)     In the event that the severance and other
benefits provided for in this Agreement to the Employee constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and, but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times the Employee's "base amount" as defined in Section 280G(b)(3) of the Code.

                          (b)     The payment of severance and other benefits
provided for in this Agreement shall be subject to all applicable income and employment tax rules and regulations.

                 6. Certain Business Combinations. In the event it is determined by the Board, upon consultation with Company management and the Company's independent auditors, that the enforcement of any Section of this Agreement, including, but not limited to, Section 2 hereof, which allows for the acceleration of vesting of Option shares and termination of Repurchase Rights upon the effective date of a Change of Control, would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such Section of this Agreement shall be null and void. For purposes of this Section 6, the Board's determination shall require the unanimous approval of the non-employee Board members.



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                 7.       Successors.  Any successor to the Company (whether
direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Employee's rights hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                 8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                 9.       Miscellaneous Provisions.

                          (a)     No Duty to Mitigate.  The Employee shall not
be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.

                          (b)     Waiver.  No provision of this Agreement shall
be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                          (c)     Whole Agreement.  No agreements,
representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

                          (d)     Choice of Law.  The validity, interpretation,
construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

                          (e)     Severability.  If any term or provision of
this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or



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unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

                          (f)     Arbitration.  Any dispute or controversy
arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

                          (g)     Legal Fees and Expenses.  The parties shall
each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

                          (h)     No Assignment of Benefits.  The rights of any
person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (h) shall be void.

                          (i)     Employment Taxes.  All payments made pursuant
to this Agreement will be subject to withholding of applicable income and employment taxes.

                          (j)     Assignment by the Company.  The Company may
assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of
assignment.   In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

                          (k)     Counterparts.  This Agreement may be executed
in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.





ACCELGRAPHICS, INC.                              EMPLOYEE





By:__________________________                    __________________________


Title:_______________________